Exhibit 10.2

COVID-19 Outbreak Response Agreement (ver 3.1)

Agreement Summary

AWARDEE INFORMATION
Name:	Variation Biotechnologies Inc. (“Awardee”)
Mailing Address:
Project Lead:	David Anderson
Management Contact:	Adam Buckley
Bank Account Details:	Account Name: USD Account Number: ** Routing/ABA Number: ** Swift Code: ** Bank: ** Bank Address: **

CEPI INFORMATION
Mailing Address:	Coalition for Epidemic Preparedness Innovations, PO Box 123 Torshov, N-0412 Oslo, Norway
Project Lead:
Management Contact:

AGREEMENT INFORMATION
Project Name	Development of SA-Variant Monovalent & Multivalent SARS-CoV2 Vaccine Candidates
CEPI Programme Name	Outbreak Response To Novel Coronavirus (COVID-19)
Effective Date	Date of last signature below
Expiry Date	As described in Clause 20.1 of the Terms and Conditions in Annex A.
This Agreement includes and incorporates by reference:

The agreement (the “Agreement”) means this Agreement Summary together with the following: - Terms and Conditions (Annex A)

- Team Charter (Annex B)

- iPDP for Work Package(s) (Annex C)

- Budget for Work Package(s) (Annex D)

- List of AMC Countries, UMICs and HICs as at the Effective Date (Annex E)

- List of Sub-Contractors (Annex F)

- List of Pre-existing Agreements (Annex G)

THIS AGREEMENT (the “Agreement”) is between Awardee and the Coalition for Epidemic Preparedness Innovations (“CEPI”) and is effective as of the date of the last signature, below (the “Effective Date”). Each party to this Agreement may be referred to individually as a “Party” and together as the “Parties.” This Agreement sets out the terms and conditions governing the performance and funding of the Project (as defined herein). It also reflects the Parties’ mutual commitment to develop a safe and effective vaccine against SARS-CoV-2, to test and obtain regulatory approval for the vaccine as rapidly as possible, consistent with patient safety and achieving vaccine quality, and to ensure the manufacture and distribution of sufficient quantities of the vaccine to meet global demand at affordable prices in the country of use. As a condition of this funding award, the Parties enter into this Agreement by having their authorised representatives sign below.

Signed for and on behalf of:

COALITION FOR EPIDEMIC PREPAREDNESS INNOVATIONS

Signature:	/s/ Richard Hatchett
Name:	Richard Hatchett
Title:	Chief Executive Officer
Date.	March 9, 2021

VBI Vaccines Inc.

Signature:	/s/ Jeffrey Baxter
Name:	Jeffrey Baxter
Title:	Chief Executive Officer
Date:	March 8, 2021

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Annex A: Terms and Conditions

Definitions:

1.1	“Additional COVID-19 Candidate” means any of Awardee’s vaccine candidates against SARS-CoV-2 containing antigens from only SARS-CoV-2 and not from any other viruses, other than the Project Vaccine or VBI-2902 (as defined herein), in any form or dosage of pharmaceutical composition or preparation.

1.2	“Additional COVID-19 Candidate Notice” has the meaning described in Clause 14.1.

1.3	“Affiliate” means any business entity controlled by, controlling or under common control with, a Party. For clarity, “control” shall exist through the ability to directly or indirectly control the management and/or business of the other entity, whether through ownership of voting stock or the power to appoint a majority of the Party’s governing board.

1.4	“Agreement Summary” means the signature page that identifies the Parties and to which this Annex A and other annexes are attached.

1.5	“AMC Countries” means those countries which are eligible to participate in the COVAX AMC from time to time (listed in Annex E as at the Effective Date).

1.6	“Background Intellectual Property” (or “Background IP”) means any and all Intellectual Property that is owned or controlled by Awardee during the Term of this Agreement, whether existing as of the Effective Date or later developed or acquired independently of the Project. For clarity, Background IP includes commercial freedom-to-operate licences obtained by Awardee.

1.7	“Budget” means the schedule of funds identified in Annex D to be paid by CEPI to the Awardee for the Project activities in the Work Packages, as may be amended from time to time by the written agreement of both Parties.

1.8	“Business Days” means any day, other than (a) a Saturday or Sunday; and (b) any public holiday in London England, Oslo Norway or Massachusetts United States.

1.9	“Canada Agreement” means the agreements between the Strategic Innovation Fund of Canada and Variation Biotechnologies Inc. executed Sept 16th 2020 including any extensions or amendments thereto, provided that any such amendment is consistent with CEPI’s rights hereunder.

1.10	“CEPI Service Provider” means a third party contracted and funded directly by CEPI, which CEPI, at its discretion, may make available to Awardee to support its activities under the Project.

1.11	“Commercial Benefits” means any economically quantifiable benefits that arise from the commercial exploitation of the Project Results (including the Project Vaccine).

1.12	“Commercially Reasonable Efforts” means the carrying out of such obligations or tasks with a level of efforts and resources (including departmental budget resources) consistent with the efforts and resources that Awardee commits to other products at a similar stage of development, life cycle and potential for impacting subject outcomes, taking into account all relevant factors, including issues of safety and efficacy, product profile, difficulty in developing or manufacturing products, the regulatory requirements involved (including the likelihood of receipt of approval by the relevant governmental authorities) and the potential marketability for a product intended to address the global urgent medical need, serious public health issues and economic impact created by the COVID-19 pandemic and potential market demand of the product.

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1.13	“Cost Guidance” means CEPI’s explanatory document regarding eligible direct and indirect costs, non-eligible costs, and valuation of in-kind contributions, as further described in Clause 11.2.

1.14	“Cost of Goods” (or “COGs”) means the actual costs of manufacturing and supplying the Project Vaccine incurred by Awardee or its designee, the scope of which shall be determined pursuant to Section 15.3 and shall include the following costs to the extent attributable to the manufacture and supply of the Project Vaccine (unless otherwise agreed by the Parties):

(a)	direct costs of raw materials, intermediates and components, reference materials or standards required for release testing and materials necessary to support stability studies (including methods and consumables);

(b)	fully loaded direct labour costs;

(c)	direct costs of drug substance and drug product manufacturing, quality assurance and stability testing, characterisation testing, quality control release testing of drug substance and drug product, quality assurance batch record review and release;

(d)	costs of interim packaging and labelling;

(e)	direct costs of insurance, storage and freight and shipping costs;

(f)	tariffs, sales and excise taxes, customs and duty and charges levied by governmental entities (including export fees) on the Project Vaccine;

(g)	a fair and reasonable allocation of identifiable internal and indirect costs incurred by Awardee in connection with and attributable to such manufacturing of the Project Vaccine, including, at a minimum, for process development, project management, manufacturing oversight, facilities, depreciation, utilities, insurance, and quality control and assurance, in conformity with relevant U.S. GAAP, IFRS or other local GAAP accounting principles, in each case, calculated by Awardee in a manner consistent with its treatment of such costs (including idle capacity) with respect to other products and without disadvantaging the Project Vaccine on account of the terms of this Agreement or otherwise;

(h)	royalties, licensing fees, milestone fees and other costs and expenses directly attributable to rights to use the Intellectual Property and technology associated with the Project Vaccines and the Project Materials;

(i)	costs of compliance with regulatory requirements including reporting, audits and updates;

(j)	direct costs of product liability insurance, if not otherwise provided; and

(k)	costs and expenses for pharmacovigilance and medical affairs directly incurred for, or fairly allocable to, the Project Vaccine supplied pursuant to this Agreement.

1.15	“COVID-19 Global Vaccine Access Facility” or “COVAX” means the global umbrella mechanism developed and managed under the auspices of the Vaccine Task Force, a component of the Access to COVID-19 Tools (ACT) Accelerator, that shall pool funding commitments and incentivise scale-up of research and development, clinical trial investments, and manufacturing for a portfolio of vaccine candidates.

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1.16	“Enabling Rights” means rights to Background Intellectual Property, Project Intellectual Property and Project Results that could be asserted by Awardee or a Subawardee to block CEPI from exercising the Public Health Licence to make, have made, use, have used, import, sell or otherwise exploit the Project Vaccine. For purposes of this Agreement, Enabling Rights also includes the contractual rights that control the use of such items as, for example, rights to use biological materials covered in material transfer agreements entered into between Awardee and third parties.

1.17	“Equitable Access” has the meaning given to it in Clause 15.1.

1.18	“Equitable Access Plan” means the principles of Equitable Access under this Agreement including those set out in Clause 15 and the Equitable Access Policy (as defined in Clause 15.1).

1.19	“Field” means the public health response to the Outbreak and to other coronaviruses against which a Project Vaccine may be at least partially cross-protective or as otherwise agreed by the Parties from time to time in accordance with Clause 22.6.

1.20	“Financial Report” has the meaning described in Clause 3.9.

1.21	“Further Funding Notice” has the meaning described in Clause 4.1.

1.22	“Gavi” means the Gavi Vaccine Alliance, an independent non-profit foundation within the meaning of Articles 80 et seq. of the Swiss Civil Code with a registered address at Chemin du Pommier 40, 1218 Le Grand-Saconnex, Geneva, Switzerland and any procurement agent that may be appointed by Gavi from time to time.

1.23	“HICs” or “Higher Income Countries” means the countries identified in Annex E.

1.24	“Integrated Product Development Plan” (or “iPDP”) means the document setting out details of one or more Work Packages that collectively describe the various activities, deliverables, milestones, phases, risks and timelines associated with the Project, as may be amended from time to time by the written agreement of both Parties. The initial iPDP is set forth as Annex C.

1.25	“Intellectual Property” or “IP” means (a) inventions, patents, utility models, and rights in the foregoing; (b) trade marks, trade names, geographical indications and appellations of origin, rights under the law of passing off, unfair competition and equivalents; (c) copyright, rights in software, rights in performances and in recordings, moral rights, and database rights; (d) designs, design patents, registered and unregistered designs and design rights; (e) confidential information consisting of trade secrets and rights under the law of breach of confidence and equivalents; and all other intellectual property rights of any kind however designated that may subsist anywhere in the world whether arising by operation of law, treaty, contract, conduct or otherwise, together with all registrations, applications, rights to priority, renewals, extensions, continuations, divisions or reissues thereof and all rights to bring action for infringement past, present and future.

1.26	“Joint Monitoring and Advisory Group” or “JMAG” has the meaning described in Clause 2.3.

1.27	“LMICs” or “Low and Middle Income Countries” means the countries identified by the Organisation for Economic Co-operation and Development (or “OECD”) as having low-income or middle-income economies, as may be updated from time-to-time by the OECD.

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1.28	“Lowest Tier Countries” means in the case of any matter relating to COVID-19, the AMC Countries and in the case of all other diseases, the Low and Middle Income Countries.

1.29	“NRC Agreement” means the Collaboration Agreement with the NRC dated March 30, 2020 and the first Amendment dated December 21, 2020, as may be amended from time to time provided that any such amendment is consistent with CEPI’s rights hereunder.

1.30	“Outbreak” means the COVID-19 outbreak caused by the SARS-CoV-2 virus or any strain, mutations and related recurrences of such virus.

1.31	“Pandemic Period” means the period of time beginning on 30 January 2020, when the World Health Organization (or “WHO”) declared COVID-19 to be a Public Health Emergency of International Concern (or “PHEIC”), and ending on the earlier of (1) the date on which WHO declares that the COVID-19 PHEIC is over or (2) the date determined by CEPI, in its reasonable discretion in consultation with the Awardee and based on epidemiological data published by WHO, including.

1.32	“Pre-existing Agreements” means the agreements entered into by the Awardee prior to the Effective Date details of which are set out in Exhibit H.

1.33	“Project” means the activities under this Agreement, as are described in the Team Charter, iPDP and Budget, to be performed by or on behalf of the Awardee and/or any Subawardee.

1.34	“Project Continuity Plan” has the meaning described in Clause 13.2.

1.35	“Project Data” has the meaning described in Clause 9.1.

1.36	“Project Intellectual Property” (or “Project IP”) means the Intellectual Property discovered or made by or on behalf of the Awardee and/or any Subawardee in the performance of the Project.

1.37	“Project Materials” has the meaning described in Clause 9.2.

1.38	“Project Results” means all of the tangible materials and other results that are made or developed by or on behalf of Awardee and/or any Subawardee under the Project, including the Project Vaccine and assays developed by or on behalf of the Awardee or any Subawardee that are necessary for Project Vaccine production, whether in whole or in components, serum samples collected, protocols used in clinical or non-clinical evaluation of the Project Vaccine, Project Data, and Project Materials.

1.39	“Project Vaccine” means one or more of Awardee’s vaccine candidates *** (as described in the iPDP) and any other of the Awardee’s vaccine candidates expressly identified in the iPDP, in any form or dosage of pharmaceutical composition or preparation (including any *** candidate vaccines of any of the foregoing which are included in the iPDP and Budget from time to time).

1.40	“Public Health Licence” means a grant by Awardee to CEPI of all relevant Enabling Rights for use in the Field by CEPI as described in Clause 13.4.

1.41	“Ready Reserve of Clinical Trial Material” has the meaning described in Clause 12.1.

1.42	“Stage Gate” means a mutually agreed “go/no go” decision point to continue a given Work Package or to commence activities in another Work Package, as set out in the iPDP.

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1.43	“Stage Gate Review Committee” has the meaning described in Clause 2.5.

1.44	“Subawardee” means a third party that is contracted by and receives CEPI funds from Awardee to perform activities or provide support under the Project. For clarity, Subawardees include both “Sub-Grantees” and “Sub-Contractors” described in Clauses 3.3 and 3.2, respectively.

1.45	“Sub-Contractor” has the meaning described in Clause 3.2.

1.46	“Team Charter” has the meaning described in Clause 2.1.

1.47	“Technical Report(s)” has the meaning described in Clause 2.4.

1.48	“Term” has the meaning described in Clause 20.1.

1.49	“Third Party Code” (or “Code”) means the periodically updated, consolidated statement of CEPI’s values and of the policies, practices and principles described in Clause 11.2.

1.50	“Trusted Collaborator” is a component of the Project Continuity Plan and has the meaning described in Clause 13.2.

1.51	“Trusted Manufacturer” is a component of the Project Continuity Plan and has the meaning described in Clause 13.2.

1.52	“UMICs” or “Upper and Middle Income Countries” means the countries identified in Annex E.

1.53	“VBI-2902” means Awardee’s clinical stage monovalent vaccine against the L-strain of reference for SARS-COV2.

1.54	“Volume Commitment Percentage” means the relevant percentage of the Awardee’s capacity to produce Project Vaccine together with Trusted Manufacturer, where the relevant percentage shall be calculated as follows: **% for any Project Vaccine for which CEPI provides preclinical funding, **% for any Project Vaccine for which CEPI funds through Phase 1 clinical study, **% for any Project Vaccine for which CEPI funds through Phase 2 clinical study, **% for any Project Vaccine for which CEPI funds through Phase 3 clinical study, and **% for any Project Vaccine for which CEPI funds through to (i) approval and registration as set out in the iPDP; (ii) WHO pre-qualification or emergency use listing; and (ii) reasonably sufficient commercial manufacturing capabilities as required to meet Awardee’s obligations hereunder. In the event that CEPI co-funds with a third party organization, VBI, CEPI and the third party organization will negotiate an appropriate Volume Commitment Percentage commensurate with the respective interests of the party, funding contributions and stage of investment (provided always that such Volume Commitment Percentage shall be no lower than the Volume Commitment Percentage applicable to the funding stage immediately prior to the latest stage to which CEPI has provided funding).

1.55	“Work Package(s)” means a discrete set of Project activities described in the iPDP.

2	Project Organisation and Management:

2.1	Team Charter. The Project shall be managed by the Parties as described in the Team Charter in Annex B.

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2.2	iPDP and Work Packages. Awardee shall use Commercially Reasonable Efforts to undertake the Project as described in the iPDP, including achieving the milestones and timelines of each Work Package and achieving each Stage Gate within the agreed timeframe, it being understood that neither Party can assure a positive technical outcome for any Work Package. The Project is organised into one or more Work Packages and each Work Package has an associated budget as set out in the Budget. The Work Packages shall be pursued and performed by Awardee in accordance with the Budget and the iPDP. CEPI will pay the Awardee in accordance with the Budget and the iPDP and, where applicable, upon completion of a Stage Gate (as determined pursuant to Clause 2.5). Additional Work Package(s) may be agreed in writing by the Parties after the Effective Date, which, upon execution by both Parties, shall be annexed to and become a part of this Agreement. Work Packages may also be modified or extended with the mutual written consent of both Parties in accordance with Clause 22.6.

2.3	Joint Monitoring and Advisory Group. Promptly following the Effective Date, the Parties will establish a joint monitoring and advisory group (“JMAG”) that shall meet regularly as specified in the Team Charter to monitor progress of and advance the Project. The JMAG shall coordinate the efforts of CEPI and Awardee to:

(a)	facilitate communications between the Parties;

(b)	review the progress of the Project;

(c)	discuss substantial proposed changes in the scope or conduct of applicable clinical and animal studies;

(d)	discuss clinical trial protocols, publications and regulatory submissions;

(e)	coordinate the sharing of any Project Results identified in a Work Package as intended for use by other CEPI awardees;

(f)	review and update the Project Continuity Plan;

(g)	review and update the Equitable Access Plan; and

(h)	discuss plans, as appropriate, for the development of manufacturing and its scale-up and scale-out.

2.4	Technical Reports and Access to Project Results. Awardee shall disclose all Project Results to CEPI’s Project Lead, at meetings of the JMAG and shall provide written reports of progress made under the iPDP using a template provided by CEPI (“Technical Reports”), within twenty (20) Business Days of the end of each calendar quarter during the term of the Project as set out in the iPDP. In addition, the Awardee shall make Project Results available to CEPI as described in the iPDP or otherwise as may reasonably be requested from time to time by CEPI.

2.5	Stage Gate Review. Unless otherwise addressed in a Work Package for a given Stage Gate, when Awardee believes that a Stage Gate in a Work Package will be achieved in the near term, Awardee shall notify the JMAG promptly and provide relevant information (including the completion of a form provided by CEPI) and request a meeting of CEPI’s committee authorised to assess whether Stage Gates have been completed (the “Stage Gate Review Committee”). Awardee’s Project Manager shall coordinate with CEPI’s Project Manager to schedule a Stage Gate Review Committee meeting as early as possible, but no later than fifteen (15) Business Days before the planned meeting date. CEPI shall notify Awardee of the Stage Gate Review Committee’s decision as soon as possible, but no later than twenty (20) Business Days after the meeting date.. If the Stage Gate Review Committee determines that the Stage Gate was not completed, CEPI shall promptly discuss with Awardee potential actions to be taken in order to complete such Stage Gate.

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2.6	Subawardees. Project activities may be undertaken by Subawardees that are identified in a Work Package and associated Budget as of the Effective Date or are proposed by Awardee and reasonably approved by CEPI in writing after the Effective Date.

2.7	CEPI Service Providers. CEPI has entered into certain service agreements with CEPI Service Providers that have agreed to provide preferential charging to CEPI awardees. CEPI shall make available various laboratory services or other support to Awardee provided by a CEPI Service Provider, for example, by providing testing of clinical serum samples, evaluation of immunity of Project Vaccine in animal models and various analytical services. Awardee agrees to make Commercially Reasonable Efforts to utilise any CEPI Service Provider for the provision of services as may be specified in a Work Package and agreed in writing between the Parties. Awardee and the CEPI Service Provider may, at their own discretion, enter directly into an appropriate agreement between themselves setting out the terms on which the services will be provided. CEPI shall, through the JMAG or otherwise, discuss with Awardee protocols and data management related to any services provided by any CEPI Service Provider.

3	Use of Funds; Procurement; Project Records:

3.1	Use and Management of Funds. The Budget sets out the total funding to be provided by CEPI to Awardee for each Work Package. Awardee shall use this funding only in accordance with a Work Package unless otherwise agreed in writing by CEPI in advance. Awardee shall manage all funds received by Awardee for the Project (whether CEPI funds or funds provided by a third party) with financial controls and practices consistent with U.S. GAAP, IFRS or local GAAP, and further in compliance with applicable CEPI policies and procedures as described in Clause 11.2 of this Agreement.

3.2	Use of Sub-Contractors.

(a)	Awardee may use sub-contractors to undertake work pursuant to the Work Packages on its behalf provided that such sub-contractors are listed in Annex F or they have been approved by CEPI in advance in writing (“Sub-Contractors”). Such Sub-Contractors may be retained without a tender process.

(b)	The use of any Sub-Contractors that are not included in the iPDP and Budget as of the Effective Date must be approved in advance in writing by CEPI and managed by Awardee in compliance with Clause 11.2. Awardee’s selection and use of Sub-Contractors must be undertaken in compliance with Section 14 of the Third Party Code and Cost Guidance.

(c)	If Awardee is using a Sub-Contractor to undertake work pursuant to a Work Package, the funding allocated for the Sub-Contractor will be determined based on costs pre-approved in writing by CEPI, which may include a modest profit.

(d)	Awardee shall ensure that each Sub-Contractor is subject to all of the obligations, as between the Awardee and the Sub-Contractor, applicable to Awardee under this Agreement, including the obligations relating to auditing, inspection, record keeping, use of funds, compliance obligations analogous to those in the Third Party Code and Cost Guidance, and all other compliance obligations as are applicable to Awardee under this Agreement. Awardee shall be responsible for the acts and omissions of its Sub-Contractors that participate in the Project as if such acts and omissions were those of the Awardee itself.

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(e)	Awardee shall ensure that each Sub-Contractor (i) assigns or grants a licence in respect of all Enabling Rights to the Awardee in order to enable the grant of the Public Health License to CEPI pursuant to Clause 13.4 of this Agreement; or (ii) directly grants the Public Health License to CEPI pursuant to Clause 13.4 of this Agreement.

(f)	Awardee shall notify CEPI promptly in writing if any Sub-Contractor is not in compliance with the representations and warranties in Clause 17 or any other terms of this Agreement.

3.3	Use of Sub-Grantees.

(a)	Subawardees that are “Sub-Grantees” will be identified as such in the iPDP and will be funded using the same grant structure as the grant received by Awardee under this Agreement.

(b)	Awardee shall ensure that Sub-Grantees only appoint Sub-Contractors in accordance with the provisions of Clause 3.2.

(c)	The funding allocted to a Sub-Grantee will be based on actual costs incurred in line with a budget approved by CEPI in writing and determined on a without-profit basis.

(d)	The use of any Sub-Grantees that are not included in the iPDP and Budget as of the Effective Date must be approved in writing in advance by CEPI and managed by Awardee in accordance with Clause 11.2 of this Agreement, Section 15 of the Third Party Code, and Cost Guidance.

(e)	Awardee shall ensure that each Sub-Grantee agrees in writing to be subject to all of the obligations applicable to Awardee under this Agreement, including the obligations relating to auditing, inspection, record keeping, use of funds, compliance with the Third Party Code and Cost Guidance, and all other compliance obligations as are applicable to Awardee under this Agreement. Awardee shall be responsible for the acts and omissions of its Sub-Grantees that participate in the Project as if such acts and omissions were those of the Awardee itself.

(f)	Awardee shall ensure that each Sub-Grantee (i) assigns or grants a licence in respect of all Enabling Rights to the Awardee in order to enable the grant of the Public Health License to CEPI pursuant to Clause 13.4 of this Agreement; or (ii) directly grants the Public Health License to CEPI pursuant to Clause 13.4 of this Agreement.

(g)	Awardee shall notify CEPI promptly in writing if any Sub-Grantee is not in compliance with the representations and warranties in Clause 17 or any other terms of this Agreement.

3.4	Payments. Payments to Awardee under this Agreement shall be made in U.S. dollars (US$) to Awardee’s bank account identified on the Agreement Summary. CEPI shall make payments in tranches covering six (6) month periods as set out in the Budget. Awardee shall be entitled to submit a payment request form to CEPI upon execution of this Agreement and thereafter at the same time as the semiannual financial reporting. Tranches of funding for each payment request submitted under this Agreement in accordance with the Budget shall be paid by CEPI within twenty (20) Business Days after receipt and approval by CEPI of all of the following: (i) payment request by Awardee; (ii) any quarterly Technical Report due at the time of the payment request; and (iii) any quarterly Financial Report due at the time of the payment request; each to be submitted using templates provided by CEPI. Payments may be adjusted by CEPI to reflect any underspend as well as any interest earned on unutilised funds as noted in the Financial Report.

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3.5	Delayed Payments. CEPI may delay or condition a payment if:

(a)	Awardee has not achieved a material milestone in accordance with the iPDP by the agreed time, unless such delay has been approved in writing by the JMAG in accordance with the Team Charter or otherwise by CEPI;

(b)	The Awardee or any Subawardees are no longer in compliance with the representations and warranties in Clause 17 at the time the payment tranche is requested; or

(c)	Awardee has not reasonably completed the payment request form or submitted reasonably satisfactory Technical Reports and Financial Reports.

3.6	Hold on Payment During a Material Breach. CEPI is not obliged to pay any tranches of funding for any Work Package for so long as Awardee is in breach of a material obligation under this Agreement.

3.7	Retained Final Payment. CEPI shall retain ten percent (10%) of the payment tranche in respect of the final 6 months’ of the term of the Project and release it within twenty (20) Business Days after approving Awardee’s final Technical Report and Financial Report for the final Work Package.

3.8	Financial Reports. Awardee shall provide reports of its expenditure under the Budget with supporting documentation and using a template provided by CEPI (“Financial Reports”) within thirty (30) Business Days of the end of each calendar quarter during the term of the Project or such other date(s) as may be identified in the Budget. Awardee shall submit a final Financial Report for a Work Package within sixty (60) days after the completion of any Work Package.

3.9	Project Records. Awardee shall keep accurate records of its Project activities and expenditure under each Work Package and retain them for a period of five (5) years from the end of the term of the applicable Project.

3.10	Access to Financial Records. During the Term and for a period of five (5) years after expiration or termination of this Agreement, CEPI, or its designee (which shall be an internationally recognised certified public accounting firm, not engaged on a contingent basis), and at CEPI’s reasonable cost, shall have on-site access to inspect Awardee’s Project-related financial records once annually upon at least fifteen (15) Business Days’ advance written notice. Such inspections shall be conducted during normal operating hours in a manner to minimise disruption to Awardee’s and/or Sub-Grantee’s business. For clarity, access to such records also shall be provided to records related to Cost of Goods as described in Clause 15.

3.11	Project Financial Audits. During the Term and for a period of five (5) years after expiration or termination of this Agreement, if requested by CEPI, and at CEPI’s reasonable cost, once annually upon at least fifteen (15) Business Days’ notice, Awardee’s external auditors shall conduct a Project audit in accordance with ISA800 and/or ISA805 and like standards and provide CEPI with audited statements. Such inspections shall be conducted during normal operating hours in a manner to minimise disruption to Awardee’s business.

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4	Further Funding:

4.1	First Right to Fund. Where practicable CEPI likes to continue to participate in its programmes throughout their life cycle. In the event that (a) Awardee reasonably requires any funding for the development, manufacture and/or deployment of a Project Vaccine in addition to the funding to be provided by CEPI pursuant to the Budget; or (b) Awardee receives any offer or indication of interest from a third party to provide funding support for the development, manufacture and/or deployment of a Project Vaccine; Awardee shall provide prompt written notice to CEPI, including a summary of the amount of funding required or offered and the terms (if any) offered by any potential third party funder (each a “Further Funding Notice”). CEPI shall have the first right (but not the obligation), at CEPI’s sole discretion, to provide such further funding support to the Awardee for the development, manufacture and deployment of the Project Vaccine and shall provide written notice to the Awardee of any such election within thirty (30) days of receipt by CEPI of a Further Funding Notice. The Awardee shall not accept any third party funding support in respect of the development, manufacture and/or deployment of a Project Vaccine unless and until the earlier of (i) CEPI has provided written notice that it does not wish to provide such further funding; or (ii) Awardee has not received an election from CEPI to provide such further funding within thirty (30) days of receipt by CEPI of a Further Funding Notice.

4.2	Participation By Other Funders. Each Party acknowledges that additional third party funding support for the Project may become available to either Party. For example, other funders may offer to fund certain activities under a Work Package or the scale-up and scale-out of Project Vaccine production. Subject to Clause 4.1 and Awardee’s representations in Clause 17.2, the Parties shall, in good faith, use reasonable endeavours to facilitate such participation and make appropriate revisions to relevant Work Packages and the Budget, as well as managing any potentially conflicting commitments.

5	Ownership of Project Results; Intellectual Property:

5.1	Awardee’s Background IP. Awardee shall retain ownership of its Background IP. Nothing in this Agreement shall be deemed to assign any ownership interest in such Background IP to CEPI, without prejudice to the licence rights of CEPI expressly set out in this Agreement.

5.2	Ownership of Project Intellectual Property. Awardee shall own any Intellectual Property invented by either Party and arising under the Project, subject to the rights of CEPI to use Project Intellectual Property expressly set out in this Agreement. Awardee shall have the right, but not the obligation, to seek IP protection in respect of any Project Intellectual Property at its own cost. Upon request, but no less than annually, Awardee shall provide a written update to CEPI regarding the status of Project Intellectual Property rights sought and obtained.

5.3	Ownership of Project Results. Awardee shall own the Project Results, subject to the rights of CEPI to use Project Results expressly set out in this Agreement.

5.4	Third Party IP. The Parties shall notify each other promptly regarding any third party IP they become aware of that might impact Awardee’s ability to perform its obligations under this Agreement and activities contemplated under the Project Continuity Plan and Equitable Access Plan. The Parties shall cooperate in good faith to resolve any such matters.

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6	Clinical Trials:

6.1	Clinical Trials. Awardee shall undertake the clinical trials as described in the clinical development plan in the iPDP (the “Project Clinical Trials”), in compliance with all applicable laws and regulations, including requirements related to use of clinical data outside of the country in which a given Project Clinical Trial is conducted. Awardee shall ensure that all Project Clinical Trials comply with CEPI’s Clinical Trial Policy referred to in Clause 11.2.

6.2	Clinical Trial Protocols: Preparation. Awardee shall be responsible for the preparation of clinical trial protocols for the Project Clinical Trials. Awardee shall provide CEPI and/or CEPI’s designee with a draft of each clinical trial protocol for the Project Clinical Trials and shall consult with and consider any reasonable suggestions made by CEPI and/or its designee regarding the clinical trial protocols reasonably in advance of finalising the relevant clinical trial protocol and submitting it to the institutional review boards, ethics committees, and/or regulatory authorities.

6.3	Clinical Trial Protocols: Reporting of Submitted Versions. Awardee shall provide to CEPI a copy of all clinical trial protocols as submitted to institutional review boards, ethics committees and regulatory authorities in respect of the Project Clinical Trials.

6.4	Clinical Data. Informed consent shall be obtained from each clinical trial subject to allow, to the extent permitted by law:

(a)	the transfer of anonymised or pseudonymised data to CEPI and/or CEPI’s designee; and

(b)	the collection and use of biological samples and the use of data (duly anonymised or pseudonymised (at CEPI’s discretion) and, at CEPI’s request, blinded) derived from such samples by CEPI or its designated Assessors (as defined herein) for the purposes of this Agreement.

6.5	Sponsorship and Management of Clinical Trials.

(a)	Awardee shall be the sponsor of any clinical trial (unless CEPI and Awardee otherwise agree in writing), and shall be responsible for obtaining and maintaining all regulatory and ethical committee approvals necessary or reasonably useful for the conduct of the Project Clinical Trials.

(b)	In respect of each Project Clinical Trial, Awardee shall establish an internal Trial Steering Committee (“TSC”) and either a Safety Monitoring Committee or Data Safety Monitoring Board, as applicable (each, a “DSMB”). CEPI shall be entitled to appoint, and Awardee shall permit, a CEPI representative or designee to attend all meetings of each Project Clinical Trial’s TSC and/or DSMB as an observer (either in person or by telephone, video or other electronic means). Subject to Clause 6.5(c) below, Awardee shall provide a copy to CEPI of all papers that a member of the TSC and/or DSMB would be entitled to receive at the same time as any such papers are provided to the members of the TSC and/or DSMB (as applicable).

(c)	In the event that CEPI’s attendance at a meeting of the TSC and/or DSMB or receipt of papers would, in the Awardee’s reasonable discretion acting in good faith, jeopardise the integrity/blinded nature of an ongoing Project Clinical Trial, the Awardee shall promptly notify CEPI of such fact and CEPI shall not be entitled to, and Awardee shall not be required to permit CEPI to, attend such meeting or receive such papers at that time. During an ongoing Project Clinical Trial, Awardee will continue to provide CEPI with all open session DSMB documents, DSMB recommendation forms and other “open” documents identified by both Parties in the iPDP and/or protocol for such Project Clinical Trial. After a Project Clinical Trial l is unblinded, Awardee shall provide a copy of all papers that were provided to the members of the TSC and/or DSMB and/or that a member of the TSC and/or DSMB would be entitled to receive.

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6.6	Safety Notifications. Awardee shall notify the JMAG in writing promptly following any single safety event of concern or a series of safety events considered by the DSMB as relevant in relation to the Project Vaccine and within 48 hours from the time when such event or series of events becomes known to Awardee.

6.7	Records and Reporting. Awardee shall ensure that all data in relation to the Project Clinical Trials and any other clinical trials undertaken by or on behalf of Awardee or Subawardee with respect to the Project Vaccine are appropriately recorded and that all such records are kept up to date and maintained in accordance with applicable laws and regulations. Awardee will ensure that CEPI is able to review and verify all anonymised or pseudonymised data at the end of the relevant Project Clinical Trial or other clinical trial and will promptly following the end of such Project Clinical Trial or such other clinical trial provide a copy of, or access to, such anonymised or pseudonymised data to CEPI in such form as CEPI may reasonably require.

6.8	Priority for Clinical Trials. Awardee acknowledges that the pool of subjects available in areas of Outbreak to participate in a clinical trial to test the Project Vaccine may be limited. Accordingly, if WHO, CEPI or a regulatory authority in the area where the clinical trial is to be conducted determines that a product other than a Project Vaccine has substantially greater potential and should be prioritised instead for a particular clinical trial, Awardee shall not unreasonably proceed with a clinical trial of such Project Vaccine unless required to do so by a relevant regulatory authority or a Pre-existing Agreement. Awardee shall be reimbursed for its reasonable, non-cancellable costs incurred resulting from such determination to not proceed.

6.9	Potential WHO Clinical Trials.

(a)	Awardee shall not unreasonably decline to participate in a Phase IIb or III clinical trial as requested and funded by WHO and/or CEPI to compare the Project Vaccine with other COVID-19 vaccine candidates.

(b)	In the event of such participation by Awardee, Awardee will, promptly following the end of such clinical trial, provide a copy of the final study report to CEPI.

7	Regulatory Activities:

7.1	Regulatory Activities. Awardee shall pursue the regulatory activities described in the iPDP.

7.2	Meetings with Regulatory Authorities. Awardee shall notify CEPI in writing of any material meetings with regulatory authorities at least five (5) Business Days in advance of such meetings, or if Awardee itself receives less than five (5) Business Days notice of such a meeting, as soon as practicable. CEPI or its designee may, at CEPI’s option, observe all material interactions between Awardee and regulatory authorities relating to the Project Vaccine. At CEPI’s reasonable request, Awardee shall request a meeting with regulatory authorities to address any significant unresolved issues.

7.3	Regulatory Filings. Awardee shall consult regularly with CEPI regarding regulatory strategy for a Project Vaccine and shall provide advance copies of all material regulatory submissions for review and comment by CEPI no later than ninety-six (96) hours prior to their contemplated submission to a regulatory authority. If a final version is not available by ninety-six (96) hours prior to submission, then a mature draft version may be electronically delivered to CEPI for review at that time. Additionally, Awardee shall upload copies of the following to a confidential electronic archiving service designated by CEPI:

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(a)	all submissions to regulatory authorities and regulatory filings in respect of a Project Vaccine together with all data included or referenced therein (other than ministerial or routine submissions that do not involve safety or efficacy issues); and

(b)	material documents and information exchanged between any regulatory authority and the Awardee relating to a Project Vaccine including official meeting minutes.

8	Animal Studies:

8.1	Animal Studies. Awardee shall pursue studies involving animals as described in the iPDP, in compliance with all applicable laws and regulations and further in compliance with Clause 11.2.

9	Dissemination of Project Results; Publication:

9.1	Dissemination of Project Data. Awardee shall disseminate pre-clinical and clinical trial data (including any negative results, model animal Project Vaccine-related deaths and any toxicology study issues) produced under the Project (collectively, “Project Data”), as described in the iPDP and this Agreement or as otherwise agreed by the JMAG.

9.2	Dissemination of Project Materials. Awardee shall disseminate biological samples, Project Vaccines, and other tangible materials produced under the Project (collectively, “Project Materials”) as described in the iPDP and this Agreement or as otherwise agreed by the JMAG. If Awardee develops animal models under the Project, they shall also be considered Project Materials and disseminated as described in the iPDP and this Agreement or as otherwise agreed by the JMAG.

9.3	Publication of Project Data for the Outbreak Research Community. Project Data shall be shared by the Awardee and CEPI openly and rapidly with the broader community to inform the public health response and help save lives. Key principles of this sharing of data have been agreed to by funders, research organisations, government agencies, civil society organisations and for-profit life science enterprises, as described in the Wellcome Trust’s Statement on Sharing Research Data and Findings Relevant to the Coronavirus (COVID-19) Outbreak to which CEPI is a signatory. Additional guidance is provided in (i) WHO’s 2016 Guidance for Managing Ethical Issues in Infectious Disease Outbreaks; and (ii) WHO’s 2016 Guidance on Good Participatory Practices in Trials of Interventions Against Emerging Pathogens.

9.4	Clinical Trial Registration and Results:

(a)	Clinical trials must be registered through an easily discoverable existing public route such as clinicaltrials.gov, The EU Clinical Trials Register, and/or the International Clinical Trials Registry Platform, in accordance with all applicable laws and regulations. The information provided shall follow the current WHO Trial Registration Data Set. The clinical trial ID or registry identifier code/number shall be included in all publications of clinical trials.

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(b)	Clinical trial results (including negative results) must be disclosed publicly following database lock in as close to real time as is possible. Publication should be made through an easily discoverable existing public route (website or system) that includes a metadata description, where patient privacy is upheld, and the system follows a request-for-information approach (where requests are fulfilled subject to an independent review and approval step). Clinical trial data shall be submitted for publication within four (4) months after each final study report or comparable report is submitted to CEPI. During the same time period, Awardee shall make the results available to the national Ministry of Health or equivalent in the countries where trials are held. Related clinical trial data shall be deposited in an open sharing platform such as ClinicalStudyDataRequest.com, Vivli Center for Global Clinical Research Data, or an equivalent service.

9.5	Open Access. CEPI requires “Open Access” for all Project Results. This means that the Awardee must ensure that a copy of the final manuscript of all research publications, journal articles, scholarly monologues and book chapters published under this Clause 9 is deposited into PubMed Central (or Europe PubMed Central) or otherwise made freely available upon acceptance for publication or immediately after the publisher’s official date of final publication. Moreover, Awardee shall ensure that all peer-reviewed published research that is funded, in whole or in part, by CEPI shall be published in accordance with the principles of Plan S (“Accelerating the transition to full and immediate Open Access to scientific publications”), a UK and European data sharing initiative for research funded by public grants. Awardee shall comply with CEPI’s reasonable requests to share information in a preprint service such as bioRxiv.

9.6	Statement of Support in Publications. All such publications shall include a statement that the work was “supported, in whole or in part, by funding from CEPI” (or such other words to the same effect) and shall credit, where appropriate, the country in which any clinical trials were performed.

10	Independent Assessors:

10.1	Independent Assessors. As required in a Work Package or as otherwise reasonably requested by CEPI, Awardee shall cooperate with and provide reasonable assistance to independent third-party laboratories or consultants (“Assessors”) (which may include but is not limited to the Task Force for Global Health and its Safety Platform for Emergency vACcines (SPEAC) Project), retained in confidence and at CEPI’s expense, to consult on development of clinical trial protocols, explore development strategies, and evaluate Project Results, including the Project Vaccine. Awardee acknowledges that such Assessors may provide CEPI with directly comparable evaluations of similar materials developed under CEPI’s portfolio of awarded projects. The results of the testing, analysis, meta-analysis or other assessments by such Assessor(s) shall be subject to the confidentiality obligations of this Agreement. At Awardee’s reasonable request, CEPI shall provide Awardee with access to the results of any evaluation of Project Results by an Assessor solely to the extent such assessment directly relates to the Project Results and Project Vacine. For clarity, CEPI shall not be required to grant access to any information regarding CEPI’s portfolio of other awarded projects.

10.2	Awardee and the Assessor(s) may, at their own discretion, enter directly into an appropriate agreement between themselves to the extent necessary to facilitate any Assessor’s activities under Clause 10.1, such as a non-disclosure agreement or material transfer agreement. CEPI shall, through the JMAG or otherwise, discuss with Awardee protocols and data management related to any Assessor’s activities under Clause 10.1.

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10.3	Awardee Cooperation. Awardee shall provide reasonable assistance to CEPI and any designated Assessor to facilitate any Assessor’s activities under Clause 10.1, including:

(a)	ensuring that any samples to be transferred or exported by or on behalf of Awardee from a clinical trial site or sample storage site are transferred and/or exported pursuant to the terms and conditions of a material transfer agreement to be entered into between Awardee and the Assessor in a form reasonably acceptable to CEPI, the Awardee and the Assessor, in addition to any other applicable laws and regulations.

(b)	cooperating with regard to any data analysis, to the extent relevant under a given Work Package or otherwise reasonably requested by CEPI by:

(i)	providing data or other information generated under this Agreement to CEPI’s designated Assessor as CEPI may instruct, including data regarding CMC, formulation or the results of any of its pre-clinical or clinical trials (duly anonymised and, upon CEPI’s request, blinded) and other documents and information such as study protocols, case report forms needed to develop standardised approaches and tools for safety data management;

(ii)	providing CEPI’s designated Assessor with other data (duly anonymised and, upon CEPI’s request, blinded) as CEPI may reasonably request in order to conduct comparative assessments; and

(iii)	providing CEPI’s designated Assessor with clinical trial data (duly anonymised and, at CEPI’s request, blinded) for the purposes of signal detection or meta-analyses of safety data (including across product candidates).

11	Compliance:

11.1	Compliance with applicable laws. Awardee shall comply with all laws and regulations that are applicable to its activities, operations and use of CEPI funds under the Project.

11.2	CEPI’s Third Party Code and Cost Guidance. The Third Party Code is a statement of CEPI’s values and of the policies, practices and principles applicable to recipients of CEPI funding. CEPI shall notify Awardee of material changes to the Code without undue delay. CEPI’s Cost Guidance provides additional information regarding the treatment of costs.

(a)	Awardee acknowledges the statement of CEPI’s values in Section 1 of the Code.

(b)	Awardee shall adhere to business practices, ethical principles and legal requirements that are at least substantially similar to those described in Sections 2 to 10 of the Code.

(c)	Awardee confirms that it has understood and will comply with the provisions of the ‘Accurate Records and Documentation’ paragraph in Section 10 of the Code, which may entail obtaining records and financial documentation from Sub-Contractors and Sub-Grantees to be provided to CEPI or its designated auditor.

(d)	Awardee shall comply with the requirements for reporting compliance concerns and misconduct to CEPI subject to applicable law (Sections 4 and 11 of the Code).

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(e)	Awardee shall cooperate as may be requested by CEPI in the submission of information related to Project activities and expenditures in accordance with the International Aid Transparency Initiative (Section 12 of the Code).

(f)	Awardee shall comply with CEPI’s Equitable Access Policy, which is further described in Clause 14 of this Agreement.

(g)	To the extent applicable to the Project, Awardee shall comply with CEPI’s Animals in Research Policy.

(h)	To the extent applicable to the Project, Awardee may rely upon its own substantially similar policies and principles so as to comply with: (i) CEPI’s Clinical Trials Policy; (ii) CEPI’s Managing Conflicts of Interest Policy; (iii) CEPI’s Scientific Integrity Policy; and (iv) CEPI’s Travel and Expenses Policy.

(i)	Awardee shall comply with the provisions of the Third Party Code related to Sub-Contracts (Section 14 of the Code) and to Sub-Grants (Section 15 of the Code).

11.3	Compliance Audit. During the Term and for a period of five (5) years after expiration or termination of this Agreement, CEPI, or an auditor appointed by CEPI, shall be entitled to audit Awardee’s performance of its compliance obligations under this Agreement, upon reasonable notice. Such audits may include requests for documentation concerning Awardee’s own costs as well as Subawardees’ costs in connection with the Project, and Awardee shall use all reasonable endeavours to provide such documentation to CEPI without undue delay.

11.4	Compliance by Sub-Contractors and Sub-Grantees. CEPI’s Third Party Code and Cost Guidance apply to all third parties which receive funds from CEPI, either directly or indirectly. The compliance obligations in this Clause 11 of the Agreement therefore also apply to all Sub-Contractors and Sub-Grantees and Awardee shall ensure that all such Sub-Contractors and Sub-Grantees comply in full with the obligations set out in this Clause 11.

12	Ready Reserve of Clinical Trial Material:

12.1	Ready Reserve. CEPI may instruct and fund Awardee to undertake the manufacturing and maintenance of a Ready Reserve of Clinical Trial Material through an additional Work Package, which may include doses from consistency batches if so directed by CEPI. For purposes of this Agreement, a “Ready Reserve of Clinical Trial Material” means a quantity of doses for potential use in a clinical trial, which Project Vaccine has not yet received a marketing approval. Such Ready Reserve of Clinical Trial Material may be used for further clinical trials, to advance product development and for emergency use subject to obtaining all necessary regulatory approvals and consents, in each case in emergency situations based on national or international guidance (such as from WHO) or in such other manner, in each case as CEPI may reasonably determine. If required by CEPI, an additional Work Package covering such activities shall be negotiated expeditiously and in good faith by the Parties.

12.2	Management of Ready Reserve. The Parties agree that CEPI may delegate the management of the Ready Reserve of Clinical Trial Material to WHO or another CEPI designee, at its discretion.

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13	Project Continuity:

13.1	Awardee Contingency Plan. Awardee shall prepare and maintain a contingency plan to minimise any potential disruption to the Project, and provide a copy of the plan to CEPI in confidence as it relates to the Project as required under the iPDP.

13.2	Project Continuity Plan. Because of the exigent nature of the Outbreak, the iPDP shall include a Project Continuity Plan that, at a minimum, shall address the following items:

(a)	responsibilities and level of access on the part of other collaborators, Subawardees and consortium members, if any, to Project Results and Enabling Rights;

(b)	management of key Project Materials through participants in the Project and other entities such as the BioEscrow® deposit service of the American Type Culture Collection;

(c)	identification of a proposed third party, within a timeframe to be established in the iPDP, such as a Subawardee, under contract to Awardee, which is capable of performing the activities in agreed Work Packages, any additional Work Packages or a Project expansion (“Trusted Collaborator”), in the event that Awardee is unable to continue its activities under this Agreement or declines CEPI’s request to undertake additional Work Packages or a Project expansion. Awardee’s Subawardee agreement(s) with Trusted Collaborator shall expressly permit Awardee to assign the agreement to CEPI if so requested by CEPI pursuant to Clause 13.6; and

(d)	requirement for the Awardee to use its reasonable endeavours to sign Subawardee agreement(s) with one or more operational manufacturing facilities at one or more geographically dispersed manufacturing sites located in LMICs, within a timeframe to be established in the iPDP, or within such other time period as may be set out in the iPDP from time to time, which Awardee will contract with as described in the iPDP to produce Project Vaccine for use in the Field (“Trusted Manufacturer”). Awardee’s Subawardee agreement(s) with Trusted Manufacturer(s) shall (i) comply with the relevant requirements of this Agreement; (ii) enable Awardee to use the Trusted Manufacturers to produce the Project Vaccine for supply in accordance with Clause 15.5 (Volume Commitment); (iii) shall include a right for CEPI to reserve manufacturing capacity with the Trusted Manufacturer; and (iv) shall expressly permit Awardee to assign the agreement to CEPI if so requested by CEPI pursuant to Clause 13.6. The terms of such Subawardee agreement shall be subject to CEPI’s prior written consent. Awardee shall notify CEPI of the identity of the Trusted Manufacturer(s) and provide a copy of the relevant final Subawardee agreement(s) to CEPI without undue delay after the entry into the Subawardee agreement(s).

13.3	Alternative Designations by CEPI. If Awardee does not designate a Trusted Collaborator and/or Trusted Manufacturer, or a designated Trusted Collaborator and/or Trusted Manufacturer notifies Awardee that they are no longer available, then CEPI may propose a Trusted Collaborator or Trusted Manufacturer to Awardee. Neither Party may unreasonably decline to accept the designation of a proposed Trusted Collaborator under Clause 13.2 or this Clause 13.3. Once designated and under contract to pursue Project activities, a Trusted Collaborator and Trusted Manufacturer shall be a Subawardee for the purposes of this Agreement.

13.4	Public Health Licence. Subject to the terms of this Agreement, Awardee hereby grants (and shall ensure that each Subawardee grants) a worldwide, non-exclusive, irrevocable, fully paid up, royalty free Public Health Licence to CEPI, on the condition that CEPI may only exercise the rights granted under the Public Health Licence in the event that:

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(a)	CEPI is not in material breach of its obligations under this Agreement; and

(b)	one or more of the triggers set out in Clause 13.5 has occurred.

CEPI shall be entitled to sublicense Project Results and Enabling Rights included in the Public Health Licence in accordance with this Clause 13. Each sublicence shall be in writing and CEPI shall require that each sublicensee complies with the terms of the Public Health Licence.

13.5	Public Health Licence Triggers. Consistent with Clause 13.4, CEPI shall have the right to exercise the Public Health Licence in the event that any one or more of the following events occurs:

(a)	Awardee declines to participate in an additional Work Package or Project expansion that CEPI has offered to fund, either directly or indirectly through a Subawardee;

(b)	CEPI and Awardee agree, in good faith, that Awardee shall not be able to perform the activities under an agreed Work Package, either directly or indirectly through a Subawardee;

(c)	Awardee is in material breach of this Agreement or the Equitable Access Plan and has not cured such breach within thirty (30) Business Days of notification of such breach by CEPI, unless otherwise mutually agreed in writing; or

(d)	the Agreement is terminated by CEPI pursuant to Clause 20.2(a)-(b) (default or insolvency) or 20.3(c) – (e) (unavailability to perform Project activities, failure to satisfy payment criteria or fraud).

For clarity, CEPI shall only have the right to exercise the Public Health Licence in the events set out in Clauses 13.5(a) and (b) during the Term.

In the event that CEPI exercises the Public Health Licence, CEPI shall provide prompt written notice of such exercise to VBI and shall use its reasonable endeavours to exploit the rights granted to it under such Public Health Licence. On expiry of the later of (i) the Term; (ii) the date that is five years from the end of the Pandemic Period; or (ii) ten years from the Effective Date; and provided that CEPI has not exercised its rights under the Public Health License in accordance with this Clause 13.5, the Public Health License granted pursuant to Clause 13.4 shall lapse and be of no further force and effect.

13.6	Agreement between CEPI and the Trusted Collaborator or Trusted Manufacturer. In the event that the Public Health Licence is exercised, CEPI may request assignment of the relevant Trusted Collaborator or Trusted Manufacturer contracts from Awardee to CEPI or, at CEPI’s discretion, CEPI may endeavour to reach agreement directly with the Trusted Collaborator and/or Trusted Manufacturer, as the case may be, to perform such activities as CEPI may deem necessary. At CEPI’s request, Awardee shall use all reasonable endeavours to facilitate the conclusion of a direct contractual relationship between the Trusted Collaborator or Trusted Manufacturer, as the case may be, and CEPI. If those negotiations do not result in an agreement within twenty (20) Business Days from the initiation of negotiations, then CEPI may grant rights under its Public Health Licence to a third party unilaterally designated by CEPI as a Trusted Collaborator or Trusted Manufacturer, without approval from Awardee.

13.7	Effects of Exercise of the Public Health Licence. Upon exercise of the Public Health Licence by CEPI and provision of written notice to Awardee, Awardee shall promptly:

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(a)	provide CEPI with an up-to-date list of Enabling Rights and applicable Background IP, along with an invoice for any payments due under any licence agreement for Third Party Background IP attributable to the grant of the Public Health Licence to CEPI or a sublicensee;

(b)	provide CEPI with a good faith schedule of key technology transfer activities and estimated direct costs for the technology transfer in Clause 13.6;

(c)	promptly and diligently transfer to the Trusted Collaborator and/or Trusted Manufacturer, as the case may be, all Project Results, Project Materials described in Clause 13.2(b), all guidance, information, materials and assistance reasonably required to accomplish the Project activities identified by CEPI. Such transfer shall be (i) in the event the Public Health Licence is exercised by CEPI pursuant to Clause 13.5(a) or (b), at CEPI’s reasonable cost; or (ii) in the event the Public Health Licence is exercised by CEPI pursuant to Clause 13.5(c) or (d), at Awardee’s cost; and

(d)	and Awardee hereby does undertake not to sue CEPI or its designee for the exercise of the Public Health Licence.

14	Further Development Projects:

14.1	Additional COVID-19 Candidate. During the Term (including any period of continued funding), CEPI shall have the first right (but not the obligation), at CEPI’s sole discretion, to elect to contribute funding to support the Awardee for the development, manufacture and deployment of any Additional COVID-19 Candidate. In the event that Awardee identifies any Additional COVID-19 Candidate, Awardee shall provide prompt written notice to CEPI of the existence of such Additional COVID-19 Candidate (an “Additional COVID-19 Candidate Notice”) and shall provide to CEPI a summary of all material information and data regarding such Additional COVID-19 Candidate available to Awardee. Awardee shall further provide to CEPI all such information as CEPI may reasonably request regarding such Additional COVID-19 Candidate in order for CEPI to evaluate its interest in providing funding support for the development, manufacture and/or deployment of such Additional COVID-19 Candidate. Within thirty (30) days of receipt by CEPI of any Additional COVID-19 Candidate Notice, CEPI shall provide written notice to Awardee of its desire to provide funding support to Awardee for the development, manufacture and deployment of such Additional COVID-19 Candidate. If CEPI elects to provide such funding support to Awardee, Awardee and CEPI shall discuss and agree, in good faith, a Work Package detailing the rapid development, manufacture and deployment of the Additional COVID-19 Candidate and, following the written agreement of both Parties to the Work Package and updated iPDP, such Additional COVID-19 Candidate shall become a Project Vaccine. If CEPI does not elect to provide funding support in respect of any Additional COVID-19 Candidate within thirty (30) days of receipt by CEPI of any Additional COVID-19 Candidate Notice, then Awardee shall be free to develop and seek funding from any third party for such development of the relevant Additional COVID-19 Candidate.

14.2	Disease X Project. During the Term and for a period of five (5) years after expiration or termination of this Agreement, CEPI may provide written notice to the Awardee at any time if it wishes to discuss the funding of a further project to be performed by Awardee for the development, manufacture and/or deployment of a platform technology which could be used in respect of any unknown “disease X” that poses (or has the potential to pose) an increased public health risk due to its epidemic potential, as may be identified by CEPI or listed on the WHO Blueprint from time to time. For a period of five (5) years after expiration or termination of this Agreement, CEPI may also provide written notice to the Awardee at any time if it wishes to discuss the funding of any Additional COVID-19 Candidate. Following receipt of any such written notice by Awardee, CEPI and Awardee shall negotiate expeditiously and in good faith the terms of a new agreement for any such further project, and any funding to be provided by CEPI to Awardee in respect of such project for a period of up to ninety (90) days. Both Parties shall use their reasonable endeavours to agree to terms relating to any such further project within ninety (90) days but neither party shall be obligated to enter into an agreement. For clarity, neither Party shall be deemed to have defaulted under or to be in breach of this Section 14.2 for failure to agree such terms within the ninety (90) day period, provided that the relevant Party has used its commercially reasonable endeavours to do so.

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15	Equitable Access:

15.1	Commitment to Equitable Access. The Awardee and CEPI each confirm that they are committed to achieving “Equitable Access” to the results of all CEPI-supported programmes whether in an outbreak or pandemic situation in accordance with the “Equitable Access Policy” referenced in CEPI’s Third Party Code and in Clause 11.2. Equitable Access means that a Project Vaccine will be made available first to populations at risk when and where they are needed at affordable prices.

15.2	Project Vaccine Registration. Awardee shall cooperate with CEPI or CEPI’s designee to take such actions as are reasonably agreed and funded as agreed between the Parties in the Budget to register Project Vaccines in countries identified as priorities which are set out in the iPDP or as may be mutually agreed by the Parties in an advanced purchase agreement or otherwise. If Awardee is not the licence holder for the purposes of registration in a given country, then Awardee shall be responsible for ensuring that any applicable Subawardee facilitates such registrations as instructed by and funded as agreed between the Parties in the Budget. As soon as practicable, Awardee shall liaise with WHO to apply for WHO pre-qualification or a similar registration system to the extent available and shall implement such systems as soon as they have been approved by WHO.

15.3	Global Allocation and Purchase. It is the Parties’ expectation that Gavi, pursuant to COVAX (or a similar purchasing entity as otherwise reasonably directed by CEPI), shall provide funding to purchase the Project Vaccine and be responsible for its allocation. Awardee shall respond promptly to any Gavi or UNICEF or CEPI identified Request for Proposal for a COVID-19 vaccine. Awardee shall negotiate in good faith with Gavi (or as otherwise reasonably directed by CEPI) to sign a purchase commitment or purchase order to supply Project Vaccine as may be required by Gavi, CEPI or any designee of Gavi or CEPI whether during or after a Pandemic Period, in accordance with and subject to the provisions of Clauses 15.5 and 15.7. As part of the good faith negotiation, the Parties shall negotiate and settle the costs, expenses and other factors to be used in the calculation of COGs, such negotiation and settlement to, at all times, be guided by and reflect the principle that Awardee shall not suffer financial losses when supplying Project Vaccine to any market and take into account the amount of funding provided by CEPI and any other grants or public funding received by Awardee or Subawardee from third parties.

15.4	Pandemic Period Production Reporting. During the Pandemic Period, Awardee shall:

(a)	provide the JMAG with a regularly updated quarterly statement of its actual capacity and a forecast of its planned capacity for the following four (4) calendar quarters for the manufacturing of Project Vaccine under this Agreement and otherwise;

(b)	provide the JMAG with advance notice in writing of all manufacturing runs for the Project Vaccine in accordance with agreed forcasting;

(c)	discuss in good faith with the JMAG how to achieve its requirements for doses of Project Vaccine, including any potential increase in Awardee’s manufacturing capacity.

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15.5	Volume Commitment. Awardee shall:

(a)	during the Pandemic Period, produce Project Vaccine in quantities which shall be at least equal to the quantities described in the Work Package(s);

(b)	during the Pandemic Period, subject only to the Awardee’s supply obligations under the Pre-existing Agreements (including Section 6.3.1 of the Canada Agreement) which have been communicated to CEPI as required under the iPDP, offer the Volume Commitment Percentage of the Project Vaccine produced pursuant to Clause 15.5(a) for purchase by Gavi, CEPI or their respective designees pursuant to Clause 15.3 during the Pandemic Period. For clarity, Awardee may not allocate or agree to supply such Project Vaccine doses to other third parties, other than as required pursuant to the Pre-existing Agreements, during the Pandemic Period without the express written permission of Gavi, CEPI or their respective designee;

(c)	After the Pandemic Period, for a period lasting until the later of (i) five years from the end of the Pandemic Period; or (ii) ten years from the Effective Date; subject to the same limitations as Section 15.5(b), if CEPI determines in its reasonable discretion in consultation with the Awardee that a regional but not a global Outbreak exists, then Awardee shall offer a percent of the total quantity of the Project Vaccine produced for purchase by Gavi, CEPI or their respective designees pursuant to Clause 15.3 equal to the Volume Commitment Percentage multiplied by the percentage of the world population that resides in the region in which the Outbreak exists; save that where a regional Outbreak exists in a relatively small population (as reasonably determined by CEPI), the Parties shall discuss in good faith an increase in the Volume Commitment Percentage in order to adequately address such an Outbreak. For example, if the Volume Commitment Percentage was ** and there was an Outbreak in Africa, then, based on 2020 census data, approximately ** of Project Vaccine would be offered for purchase by Gavi;

(d)	supply Project Vaccine doses to COVAX in a timely manner that enables COVAX represented economies to receive Project Vaccine in a similar timeframe to other third party customers;

(e)	consistent with the commitments in Clauses 15.4 to 15.6, subject only to the Awardee’s supply obligations under the Pre-existing Agreements (including Section 6.3.1 of the Canada Agreement) which have been communicated to CEPI as required under the iPDP, sell the Project Vaccine doses to Gavi, CEPI or their respective designees during and after the Pandemic Period pursuant to Clause 15.3; and

(f)	upon receipt of written request from CEPI, provide reasonable information to CEPI about its production, supply, pricing and sales of Project Vaccine which is sufficient for CEPI to evaluate whether such activities are in accordance with Awardee’s obligations under this Agreement;

(g)	subject only to the Awardee’s supply obligations under the Pre-existing Agreements (including Section 6.3.1 of the Canada Agreement) which have been communicated to CEPI as required under the iPDP, use its Commercially Reasonable Efforts to provide an amount of doses to be reasonably determined by CEPI based on the Awardee’s worldwide supply capacity and the level and timing of CEPI’s funding contribution to the global initiative “Access to COVID-19 Tools (act) Accelerator” so as to ensure availability for all, subject to the inclusion of satisfactory liability protection (which may include participation in the Gavi no fault compensation programme) and regulatory conditions. This Agreement does not cover specific details with regard to the provision of doses to the COVID-19 Tools (act) Accelerator to be concluded and agreed separately with the relevant parties involved.

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15.6	Commercially Reasonable Efforts. With regard to its obligations under this Agreement, Awardee shall use its Commercially Reasonable Efforts to address the urgent medical need created by the COVID-19 pandemic by fulfilling such obligations, including achieving the objectives and timelines of each Work Package (including each Stage Gate in a Work Package) within the agreed timeframe, it being agreed that Awardee does not represent or warrant any particular outcome for any Work Package or any activity described in a Work Package or this Agreement.

15.7	Post-Pandemic Period Production and Supply. After the Pandemic Period, for a period lasting until the later of (i) five years from the end of the Pandemic Period; or (ii) ten years from the Effective Date, Awardee shall continue to produce and supply the Project Vaccine for purchase by Gavi, CEPI or their respective designees pursuant to Clause 15.3, as is required by Gavi, CEPI or their respective designees to meet the needs of AMC Countries for so long as there is demand for such supply, which quantity shall be set out in an advanced purchase agreement between the Awardee and Gavi, CEPI or their respective designees. Awardee shall negotiate and agree on the terms of any such advanced purchase agreement with Gavi, CEPI or their respective designees expeditiously and in good faith but Awardee shall not, for greater certainty, be subject to any commitments regarding volume save as otherwise set forth in Clause 15.5(c). Awardee undertakes to continue to sell Project Vaccine after the Pandemic Period for a period lasting until the later of (i) five years from the end of the Pandemic Period; or (ii) ten years from the Effective Date, to AMC Countries and to public sector entities that procure the Project Vaccine for use in AMC Countries (if there is a demand for such supply), at a reasonable price to achieve Equitable Access for populations in need of a Project Vaccine as well as an appropriate return on investment for vaccine manufacturers, and ensuring that on-going supply is commercially sustainable.

15.8	Re-emergence of Pandemic: In the event that the Pandemic Period has ended but there is a re-emergent pandemic caused by SARS-CoV-2, then the Parties shall negotiate in good faith to amend the agreement to address the Parties obligations during that period, in a manner consistent with the principles of Equitable Access applicable to the Pandemic Period set out in this Clause 15 (including in respect of timelines, supply volume and access).

15.9	Pricing Objectives. The Parties acknowledge that the price of the Project Vaccine is critical to achieving Equitable Access. Accordingly, Awardee agrees that its pricing shall be as reasonably required to achieve both Equitable Access for populations in need of a Project Vaccine as well as an appropriate return on investment for vaccine manufacturers, and ensuring that on-going supply is commercially sustainable. The Parties acknowledge that the availability of pandemic insurance as described in Clause 18.7 shall be relevant to pricing. For clarity the following shall be considered to have satisfied the Equitable Access Plan for the relevant doses of Project Vaccine:

(a)	the purchase of Project Vaccine by Gavi, CEPI or their respective designee during the Pandemic Period as described above in this Clause 15;

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(b)	during the Pandemic Period, and in respect of any region in which an epidemic is determined to exist according to Section 15.5(c), the sale of the Project Vaccine to Gavi, CEPI or their respective designee at no more than (i) ** for allocation to LMICs; (ii) ** for allocation to UMICs and (iii) ** for allocation to HICs; provided always that in each case the sale of the Project Vaccine to Gavi, CEPI or their respective designee shall be at a price that is no higher than the lowest price at which Awardee sells the Project Vaccine to any third party in respect of the relevant country other than as contemplated by the Canada Agreement;

(c)	after the Pandemic Period for a period ending on the later of (i) five years from the end of the Pandemic Period; or (ii) ten years from the Effective Date, the sale of the Project Vaccine to Gavi, CEPI or their respective designee at no more than ** for allocation to LMICs, provided always that in each case the sale of the Project Vaccine to Gavi, CEPI or their respective designee shall be at a price that is no higher than the lowest price at which Awardee sells the Project Vaccine to any third party in respect of the relevant country; and

(d)	during the Pandemic Period and after the Pandemic Period for a period ending on the later of (i) five years from the end of the Pandemic Period; or (ii) ten years from the Effective Date, the sale of the Project Vaccine not acquired by Gavi, CEPI or their respective designee at no more than ** for allocation to LMICs.

15.10	Costs and Sales. Consistent with the commitments and limitations in Clauses 15.4 to 15.9, Awardee shall:

(a)	provide written quarterly updates to the JMAG during the Term and to CEPI during any period after the expiry of the Term that Awardee is making sales of Project Vaccine pursuant to Section 15.3 regarding its COGs for Project Vaccines and discuss relevant product development decisions that could affect COGs; and

(b)	sell the Project Vaccine doses to Gavi, CEPI, or CEPI’s designee during and after the Pandemic Period pursuant to Clause 15.3.

15.11	Information about Production, Supply, Pricing and Sales. At any time during the Term, and during any period after expiry of the Term that Awardee is making sales of Project Vaccine pursuant to Section 15.3, upon written request by CEPI, Awardee shall provide reasonable information about its COGs, production, supply, pricing and sales of Project Vaccine sufficient to enable CEPI to evaluate whether such activities meet the Equitable Access Policy.

15.12	Audit of Cost of Goods. At any time during the Term, and during any period after expiry of the Term until the date that is five (5) years after the expiry of any pricing obligations pursuant to Clause 15.9, no more than once per twelve (12) month period and at CEPI’s reasonable cost, CEPI shall have the right to review or to designate an external auditor (which shall be an internationally recognised certified public accounting firm, not engaged on a contingent basis) to review Awardee’s financial records relevant to the information provided in Clause 15.9. Such audits will be conducted during normal operating hours in a manner which minimises disruption to Awardee’s business. In the event that the audit concludes that the COGs and production, allocation, supply or pricing of Project Vaccine doses are not substantially in accordance with the pricing obligations in Clause 15, then Awardee shall: (i) reimburse the reasonable costs of the audit; and (ii) take immediate steps, as advised by the auditors, to comply with the requirements of this Clause 5. The provisions of this Clause 15.12 shall also apply to any Subawardees and Trusted Collaborators.

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15.13	Equitable Access Plan. The Equitable Access Plan shall be reviewed by JMAG no less than every six (6) months and shall take into account changes in COGs over time, production yield and volume and production economics. The Equitable Access Plan shall be regularly updated during the Term of this Agreement.

15.14	Alternative to Purchase by Gavi. In the event that Gavi does not procure Project Vaccine as set out by the Parties in Clause 15.3, or does not continue such activities after the Pandemic Period relevant to this Clause 15, then CEPI, or its designee or their designated purchasing agent(s), shall have the rights accorded to Gavi in this Clause 15.

16	Commercial Benefits:

16.1	Commercial Benefits. CEPI is required by its own funders to obtain a share of any Awardee’s Commercial Benefits as a contribution to support CEPI’s programme activities. For clarity, examples of Commercial Benefits include the sales of a Project Vaccine at market prices, commercial licensing of Project IP, receipt of government-granted incentives such as Priority Review Vouchers and revenue from the commercialisation of combination, derivative or follow-on products (including antibody products, assays and vaccines) or application of production technology resulting in whole or part from CEPI funding.

16.2	Waiver of Commercial Benefits. In consideration for Awardee’s acceptance and compliance with the provisions of Clause 15, CEPI agrees to forgo any share of potential Commercial Benefits otherwise applicable under Sub-Clause 16.1 during the Pandemic Period. Following the Pandemic Period and except during a period of regional Outbreak pursuant to Section 15.5.(c), the Awardee shall promptly notify CEPI of any Commercial Benefits in respect of any sales of a Project Vaccine for which CEPI provides funding through Phase 2 clinical studies (or any Project Vaccine if (i) this Agreement is terminated by CEPI pursuant to Clause 20.2 or Clause 20.3(c) – (e); or (ii) Awardee does not accept further funding from CEPI offered on similar terms to those set out in this Agreement) in any country other than an AMC Country. Following receipt by CEPI of any such notice, Awardee and CEPI shall discuss the sharing of such Commercial Benefits in the Field, commensurate with CEPI’s funding contributions and stage of investment, through an appropriate mechanism agreed in good faith by the Parties within ninety (90) days.

17	Representations and Warranties:

17.1	Awardee Warranties. Awardee warrants that the following statements are true and correct to its reasonable knowledge and belief in so far as they relate to the Project as of the Effective Date:

(a)	it has the full power and authority to enter into and assume its obligations under this Agreement;

(b)	this Agreement has been duly executed and is legally binding and enforceable in accordance with its terms:

(c)	it is in material compliance with all statutes, regulations, directives and requirements of any governmental entity;

(d)	it does not infringe, misappropriate or violate the intellectual property, privacy or publicity rights of any third party;

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(e)	it is not under any obligation, contractual or otherwise, to any person or third party in respect of the Enabling Rights that conflicts with or is inconsistent in any material respect with the terms of this Agreement or that would impede the complete fulfillment of its obligations under this Agreement;

(f)	it has disclosed in writing to CEPI any actual or contemplated commitments or obligations to third parties for Project Vaccine doses;

(g)	it has identified Enabling Rights in writing to CEPI;

(h)	neither Awardee nor agreed Subawardees, if any, nor any officer or employee of the foregoing has been debarred or is subject to debarment by a regulatory authority or funding agency anywhere in the world;

(i)	all financial and other information submitted to CEPI in relation to this Agreement is true, complete and accurate in all material respects; and

(j)	to the extent that Awardee relies upon its own processes, procedures and policies to the extent specifically permitted for purposes of compliance with Clause 11.2, such processes, procedures and policies are substantially similar to those of CEPI.

17.2	Awardee Representations. During the Term of this Agreement, Awardee shall:

(a)	notify CEPI promptly in writing in the event that any of the warranties set out in Sub-Clause 17.1 are no longer true and correct, and shall so notify CEPI at least at the time that Awardee requests any disbursement of Project funds;

(b)	provide written updates to the JMAG regarding Enabling Rights acquired or created during the course of the Project;

(c)	notify CEPI before accepting third-party funds related to the Project (not including public financings on a stock exchange, receipt of funds pursuant to the Canada Agreement or receipt of funds pursuant to the Loan and Guaranty Agreement dated May 22, 2020 between Variation Biotechnologies Inc., the Awardee and K2 Health Ventures LLC );

(d)	make no encumbrances over, dispose of, or otherwise deal with the Project Results, Project Intellectual Property and/or Enabling Rights in any way that could be reasonably deemed inconsistent with this Agreement, including the Public Health Licence, or that could impede the complete fulfillment of its obligations under this Agreement, without the express written permission of CEPI; and

(e)	notify CEPI promptly if it becomes aware that any actions are likely or have already been taken by the government of any country in which Awardee shall conduct Project activities that may adversely affect Awardee’s commitments in this Agreement, including Equitable Access. For clarity, such government actions may relate, for example, to the exercise of eminent domain or sovereign rights over Project Vaccine doses.

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17.3	Additional Awardee Representation. In the event that the Public Health Licence becomes exercisable and irrespective of whether the Agreement has expired or been terminated, Awardee shall make no encumbrances over, dispose of, or otherwise deal with the Project Results, Project Intellectual Property and/or Enabling Rights, in any way that may be inconsistent with the Public Health Licence, without the express written permission of CEPI.

17.4	CEPI Warranties. CEPI warrants that the following statements are true and correct to its reasonable knowledge and belief, in so far as they relate to the Project:

(a)	it has the full power and authority to enter into and assume its obligations under this Agreement;

(b)	it is in material compliance with all statutes, regulations, directives and requirements of any governmental entity; and

(c)	it has not granted rights to any third party in respect of Project Results (other than in accordance with the terms of this Agreement).

17.5	No Other Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NO PARTY MAKES, AND EACH PARTY EXPRESSLY DISCLAIMS, ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENTS, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

18	Insurance, Liability and Indemnification:

18.1	Insurance. Awardee shall maintain insurance sufficient to cover the activities, risks, and potential omissions relevant to the Project, including clinical trial liability insurance cover, in accordance with generally accepted industry standards and as required by law. Awardee shall provide CEPI with a certificate confirming such insurance upon request. In the event that the Public Health Licence becomes exercisable and CEPI exercises such rights, CEPI shall maintain comparable insurance protection.

18.2	Indemnification for Third Party Claims. Awardee shall indemnify and defend CEPI, its Affiliates, officers, directors, third party contractors, and employees, from and against any and all damages, and liabilities arising from claims asserted by third parties (including claims for negligence) which arise directly or indirectly out of or in connection with: (i) a breach of Awardee’s, or its Affiliate’s or Subawardee’s obligations under this Agreement; (ii) the research, development, manufacture, promotion or use of any Project Vaccine, Project Results or Enabling Rights (including for clarity, the use of any Project Results in development activities and clinical studies) conducted by Awardee, or its Affiliates or Subawardees; or (iii) any claim that the use of Awardee’s Intellectual Property Rights infringe the intellectual property rights of any third party, except to the extent such claim, damage or liability is caused by CEPI’s negligence or intentional misconduct. In the event that the Public Health Licence becomes exercisable and CEPI exercises such rights, the obligations of this Clause 18.2 shall apply to CEPI mutatis mutandis.

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18.3	Conduct of Responses to Third Party Claims. Each Party shall use all reasonable endeavours to inform the other Party promptly of any circumstances that are likely to give rise to a third party claim which may be covered by Clause 18.2 together with copies of all relevant papers and official documents. The indemnified party shall not take any material action in respect of any third party claim which is covered by Clause 18.2 without the consent of the indemnifying party, including any settlement of any such third party claim, provided such consent is not unreasonably conditioned, withheld or delayed. The indemnifying party shall have the right to assume control of defence of the claim and shall keep the indemnified party fully informed of the progress of all relevant third party claims which are covered by Clause 18.2 and shall fully consult with the indemnified party on the nature of any defence to be advanced in advance. The indemnified party may have its counsel participate in (but not control) the defence of a claim, at the indemnified party’s own expense.

18.4	Exclusions. Except in the event of a breach of a Party’s confidentiality obligations under Clause 19, neither Party shall be liable to the other Party for any loss of profits or economic loss; or indirect, incidental or consequential damages, whether in contract, warranty, negligence, tort, strict liability or otherwise, arising out of or in connection with any breach of or failure to perform any of the provisions of this Agreement.

18.5	Liability Cap. CEPI’s maximum liability in aggregate to Awardee arising out of this Agreement shall not exceed the aggregate of the total Work Package budget unless CEPI has exercised the Public Health Licence in which event CEPI’s maximum liability to Awardee arising out of this Agreement shall not exceed the greater of: (i) the aggregate of the total Work Package budget or (ii) CEPI’s total insurance cover for any clinical trials or provision of Project Vaccine under the Public Health Licence.

18.6	Exclusions from Liability Cap. Notwithstanding the foregoing, nothing in this Agreement shall limit the liability of either Party in respect of: (i) personal injury or death arising out of that Party’s negligence or intentional misconduct; or (ii) fraud or fraudulent misrepresentation or intentional misconduct.

18.7	Pandemic Insurance. The Parties acknowledge that, as of the Effective Date, WHO is considering an insurance mechanism that would provide insurance cover for the suppliers of investigational products for use in the case of a PHEIC declared by WHO. The Parties agree that, if and when this mechanism is established, they shall discuss in good faith the impact of such arrangements on the Parties’ obligations under this Agreement and how it would apply to the supply of Project Vaccines.

19	Confidentiality:

19.1	Confidential Information. Confidential Information means non-public information disclosed by one Party to the other and includes, in the case of Awardee, non-public information relating to its products, inventions, clinical trials and data. For avoidance of doubt, for so long as none of the exceptions in Clause 19.2 apply, COGs, production, supply, pricing and sales of Project Vaccine shall be deemed Confidential Information of Awardee, provided however that CEPI shall have the right to use and disclose such Confidential Information in a manner that anonymises Awardee’s identity by aggregating it with similar information from other of CEPI’s awardees or third parties. Each Party undertakes that during the Term of this Agreement as defined in Sub-Clause 20.1 and for five (5) years after its expiry or termination, it shall keep confidential and not disclose the other Party’s Confidential Information to any person other than its employees, agents, consultants, contractors, professional advisers, Subawardees and regulatory authorities and, in the case of CEPI, Gavi, COVAX, its funders and Assessors, who have a need to know and agree to respect its confidentiality. Each Party shall take commercially reasonable precautions to protect against unauthorised disclosure and shall use the other Party’s Confidential Information only for the purposes of carrying out is obligations under, and achieving this objectives of, this Agreement. For clarity, Project Results may be disclosed and utilised by the Parties as set out in and subject to the terms of this Agreement.

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19.2	Confidentiality Limitations. Confidential Information shall not include:

(a)	information already known to the receiving Party or its Affiliates and which is not subject to pre-existing obligations of confidentiality;

(b)	information that is independently developed by the receiving Party or its Affiliates;

(c)	information that is or becomes part of the public domain other than by unauthorised disclosure by receiving Party;

(d)	information properly obtained by the receiving Party or its Affiliates from a source that, to the best knowledge of the receiving Party, is not bound by a confidentiality obligation to the disclosing Party; and

(e)	information to the limited extent that is required to be disclosed by a competent legal authority; provided that, where it is free to do so, the receiving Party shall give notice of such disclosure requirement to the disclosing Party as soon as reasonably practicable.

20	Term and Termination:

20.1	Term. This Agreement shall commence on the Effective Date identified in the Agreement Summary and shall continue in full force and effect until the earlier of: (i) five (5) years from the Effective Date; (ii) the time that all activities set out in any active Work Packages, including any additional Work Packages, have been completed including delivery of any payments; and (iii) the termination of this Agreement pursuant to this Clause 20 (the “Term”).

20.2	Termination by Either Party for Default or Insolvency. Either Party (the “Terminating Party”) may terminate this Agreement by giving written notice of termination, effective immediately, if the other Party (the “Defaulting Party”):

(a)	breaches a material obligation in this Agreement and either fails to cure that breach within a cure period of thirty (30) Business Days after notice from the Terminating Party or such longer time if agreed in writing or, if the breach is not reasonably capable of cure within thirty (30) Business Days, fails to take prompt and reasonable steps to cure the breach and maintain such diligent efforts until cure is achieved; or

(b)	makes any statutory arrangement with its creditors, resolves to or undergoes any insolvency proceeding anywhere in the world (except for the purpose of solvent amalgamation or reconstruction).

20.3	Other Termination by CEPI. CEPI shall be entitled, in its sole discretion, to terminate this Agreement by providing written notice of termination to Awardee in the following circumstances:

(a)	with immediate effect if CEPI notifies Awardee that there are material safety, regulatory, scientific misconduct or ethical issues associated with continuing the Project, as reasonably determined by CEPI and, if such issue is capable of remedy, Awardee has failed to remedy such issue within ten (10) Business Days;

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(b)	upon thirty (30) Business Days’ prior notice in writing, if CEPI determines that the Project must be materially limited in scope or terminated;

(c)	CEPI reasonably determines that Awardee is unable to discharge its obligations under this Agreement, for example if key personnel or technology resources required for successful completion of the Project become unavailable to Awardee permanently or for a material period of time, and Awardee does not reasonably alleviate CEPI’s concerns within a cure period of thirty (30) Business Days or such longer time as may be agreed by the Parties in writing;

(d)	Awardee does not satisfy the criteria in Clause 3.4 required for CEPI to pay funding tranches under a Work Package and fails to satisfy those criteria in full within a cure period of forty (40) Business Days or such longer time as may be agreed by the Parties in writing; or

(e)	Awardee has committed fraud or a Financial Irregularity. For purposes of this Agreement, “Financial Irregularity” includes any and all kinds of corruption, including bribery, nepotism and illegal gratuities; misappropriation of cash, inventory and all other kinds of assets; and making fraudulent financial and non-financial statements to CEPI.

20.4	Payments After Certain Terminations by Awardee. If this Agreement is terminated by Awardee pursuant to Clause 20.2(a) - (b) (default or insolvency on the part of CEPI) or terminated by CEPI pursuant to Clause 20.3(a) – (b) (issues precluding continuation of the Project or limiting of Project Scope by CEPI), then CEPI shall reimburse Awardee for all reasonably incurred expenses through termination and any non-cancellable expenses relating to Project activities that were included in the iPDP and/or authorised in writing by CEPI and including those that arise through termination and after the termination date, solely to the extent they are not otherwise covered by CEPI funding and provided always that Awardee uses all reasonable endeavours to minimise and mitigate any such expenses.

20.5	Effects of Termination by CEPI under Clause 20.2(a) - (b) or 20.3(c) - (d). If this Agreement is terminated by CEPI pursuant to Clause 20.2(a) - (b) (default or insolvency on the part of Awardee) or 20.3(c) - (d) (inability to proceed or financial issues with Awardee), then CEPI shall reimburse Awardee for all expenses reasonably incurred prior to termination and any non-cancellable expenses relating to the Project activities that were included in the iPDP and/or authorised in writing by CEPI and that arise either before or after the date of termination, provided always that Awardee uses all reasonable endeavours to minimise and mitigate any such expenses. Additionally, Awardee shall use all reasonable endeavours to, and only to the extent required to practice CEPI Public Health License, at CEPI’s expense:

(a)	make all Project Data publicly available in such manner as CEPI may direct, except to the extent that to do so would result in the public disclosure of Enabling Rights or Awardee Confidential Information or Confidential Information of a third party that would not otherwise reasonably be publicly disclosed;

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(b)	at CEPI’s sole discretion, either authorize access to or dispatch to CEPI (or its designee) by registered post or reputable courier services all Project Materials within twenty (20) Business Days of CEPI requesting such Project Materials in writing;

(c)	grant rights to CEPI (or its designee) to any regulatory approvals and applications for regulatory approvals relating to the Project Vaccine;

(d)	within twenty (20) Business Days of the date of termination, provide CEPI with an up-to-date list of all sublicence, contract manufacturing agreements and other third party agreements and arrangements to which Awardee is a party that solely relate to the development of the Project Vaccine and have deliverables or work outstanding as at the date of termination (the “Contracts”);

(e)	as requested by CEPI, and to the extent it has the legal right to do so (i) assign the benefit (subject to the assumption of the burden) of one or more Contracts to CEPI (or its designee) and, where consent of a third party is required, seek to obtain such consent; (ii) novate one or more Contracts to CEPI (or its designee); or (iii) terminate one or more Contracts in accordance with its terms at Awardee’s cost;

(f)	as requested by CEPI, perform technology transfer, on an expedited basis, to a Trusted Collaborator or Trusted Manufacturer, as the case may be; and

(g)	as requested by CEPI, provide written confirmation or ratification in the event that CEPI exercises the Public Health Licence.

20.6	Additional Effects of Termination. Irrespective of the grounds for CEPI’s termination of the Agreement:

(a)	CEPI shall not be required to make any further payments to Awardee under this Agreement or any Work Package other than as specified in this Clause 20;

(b)	Awardee shall return any CEPI funds within twenty (20) Business Days from the date of termination that are unspent, if any, after deducting reimbursement to Awardee for all reasonably incurred expenses incurred prior to the termination date and any non-cancellable expenses relating to the Project activities that were included in the iPDP and/or authorised in writing by CEPI and that arise before or after the date of termination, provided always that Awardee uses all reasonable endeavours to minimise and mitigate any such expenses;

(c)	each Party shall return or destroy, as requested by the other Party, the Confidential Information of the other Party, except that: (i) CEPI may retain the Project Results subject to the obligations of confidentiality set out in Clause 19, (ii) each Party may keep one (1) copy of such Confidential Information for monitoring compliance, and (iii) solely in the event that the Public Health Licence has been exercised, CEPI may retain such other Confidential Information reasonably required by CEPI to exercise and benefit from the Public Health Licence. Neither Party shall be required to delete copies of Confidential Information stored on automatic electronic backup systems;

(d)	if there is an on-going clinical trial, unless agreed otherwise by the Parties in writing, Awardee shall ensure that no additional trial subjects are enrolled and the Parties shall work together to plan and implement a wind-down of the study in an orderly fashion, with due regard for patient safety and the rights of any participating subjects.

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20.7	Repayment of Funds for Financial Irregularity. Where termination is due to any Financial Irregularity or fraudulent or illegal activity by Awardee, Awardee shall repay to CEPI the amount of funds related to such Financial Irregularity or fraudulent or illegal activity within twenty (20) Business Days of the notice of termination.

20.8	Survival of Rights and Identified Clauses. Termination of this Agreement shall be without prejudice to the rights and duties of either Party accrued prior to termination or expiry of the Agreement. The following sections shall continue to be enforceable notwithstanding termination or expiry: Clauses 3.8-3.11, 5.1-5.3, 6.7, 6.9(b), 9, 11.2 (solely to the extent applicable to any surviving obligations under this Agreement), 11.3, 11.4, 13.4, 13.5, 13.6, 13.7, 14.2, 15.1, 15.3, 15.4, 15.5, 15.6, 15.7, 15.8, 15.9, 15.10, 15.11, 15.12, 15.14, 16, 17.3, 18, 19, 20, 21, 22.1, 22.2, 22.3, 22.4, 22.5, 22.7, 22.9, 22.10, 22.11, 22.12, 22.14, 22.16, 22.17 as well as any other provision, which by its nature, is intended to survive termination.

21	Resolving Differences:

21.1	Resolution by the JMAG. Awardee and CEPI shall cooperate in good faith to resolve differences and disputes about the Project (including any disputes under Clause 15.3) at the JMAG.

21.2	Escalation to Senior Management of the Parties. Any difference or dispute that cannot be resolved by the JMAG shall be submitted to the Parties’ respective Chief Executive Officers or designees for resolution. If the Parties remain unable to resolve such dispute within sixty (60) days of referral to the Chief Executive Officers or designees for resolution (or such additional time as mutually agreed in writing), then, with the exception of disputes relating to intellectual property, the Parties irrevocably submit to arbitration for its resolution upon referral of such dispute by either Party pursuant to Clause 21.3.

21.3	Arbitration. Any disputes to be resolved by binding arbitration (including any question regarding its existence, validity or termination or this Agreement), shall be referred to and finally resolved by arbitration under the Rules of the London Court of International Arbitration, which Rules are incorporated by reference into this Clause. The number of arbitrators shall be three (3). The seat, or legal place, of arbitration shall be London, England. The language to be used in the arbitral proceedings shall be English. Notwithstanding the foregoing, any Party may seek specific performance, interim or final injunctive relief or any other relief of similar nature or effect in any court of competent jurisdiction. This Clause shall be governed by and construed in accordance with the law of England and Wales without giving effect to any choice of law or conflict of law provisions or rules that would cause the application of the laws of any other jurisdiction.

21.4	Public Health Licence. If CEPI invokes its rights under a Public Health Licence under Clause 13, then the Parties shall pursue an expedited resolution of any differences under Clause 21.2 within fourteen (14) days. However, because of the exigent circumstances in the Outbreak, Awardee agrees that CEPI may proceed under a Public Health Licence and the ultimate resolution of any dispute shall be limited to the recovery of monetary damages by Awardee under Clause 21.3 rather than any injunctive relief except to the extent that the dispute relates to disclosure of Confidential Information or to public safety.

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22	Miscellaneous:

22.1	Relationship of the Parties. Neither Party shall by reason of this Agreement be empowered to act as agent for the other Party or to pledge the credit of the other Party. Neither Party shall be held liable for or incur liability in respect of the acts or defaults of the other Party.

22.2	Announcements and Use of Names. Neither Party shall issue any press release, public statement or public announcement with respect to this Agreement without the prior written consent of the other Party except to the extent required by applicable law or the rules of any public stock exchange. Neither Party shall use the name or trademarks of the other Party or its Affiliates in any press release, public statement or publication without the named Party’s prior express written consent except to the extent required by applicable law or the rules of any public stock exchange. After the initial announcement, or as required by law, either Party may disclose a description of the Project, the names of each Party and its Project Lead, and the amount of the CEPI funding without the prior consent of the other Party.

22.3	Assignment. Neither Party shall, without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed, assign its rights or obligations under this Agreement to any third party, except that CEPI may do so to an organisation of equivalent charitable mission and Awardee may do so to an Affiliate or as part of a sale of the entire business consistent with the satisfaction of Awardee’s obligations under this Agreement, provided that in each instance, such permitted assignee assumes all rights and obligations under this Agreement. This Agreement will be binding upon, inure solely to the benefit of and be enforceable by each Party and their respective permitted successors and assigns.

22.4	Notice. Any notice to be given pursuant to this Agreement shall be in writing in the English language and shall be delivered by overnight courier, by registered, recorded delivery or certified mail (postage prepaid) to the address of the recipient Party provided in the Agreement Summary or such other address as a Party may from time to time designate by notice in writing. Any notice given pursuant to this Clause shall be deemed to have been received on the day of receipt, provided receipt occurs on a Business Day of the recipient Party or otherwise on the next following Business Day of the recipient.

22.5	Entire Agreement. This Agreement, including the Agreement Summary and Annexes, constitutes the entire agreement and understanding between the Parties relating to its subject matter and together they supersede and replace all prior arrangements, whether written or oral, between the Parties relating to the subject matter of this Agreement.

22.6	Amendments to this Agreement. No variation, amendment, modification or supplement to this Agreement, including its Annexes, shall be valid unless and until it is made in writing and signed by a duly authorised representative of each Party provided that minor amendments to administrative provisions of this Agreement may be made by exchange of emails between the Parties.

22.7	Order of Precedence. If there is any conflict between the provisions of this Agreement, the Third Party Code and any Work Package, then the provisions of this Agreement shall prevail, followed by the provisions of the Third Party Code, and finally by the provisions of the Work Package.

22.8	Force Majeure. Neither Party shall be deemed to have defaulted under or to be in breach of this Agreement for failure or delay in fulfilling material obligations when such failure or delay is directly caused by an event outside of their reasonable control which was not reasonably foreseeable on the Effective Date, including but not limited to acts of war, insurrections, acts of terrorism, acts of God or acts, omissions or delays in acting or failure to act by any of CEPI’s funders (collectively a “Force Majeure Event”). Each Party shall inform the other promptly and in writing of any Force Majeure Event and the Parties shall seek to agree on the appropriate course of action under the circumstances. In the case of an Outbreak, the Parties shall be expected to continue to carry out their obligations pursuant to applicable Work Packages with all due health and safety precautions.

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22.9	No Rights for Third Parties. A person who is not a Party to this Agreement has no right under the Contracts (Rights of Third Parties) Act of 1999 or otherwise to enforce or to enjoy the benefit of any term of this Agreement except that Gavi shall have the right to enforce its rights under Clause 15 and Clause 19.

22.10	No Waiver. Neither Party shall be deemed to have waived any of its rights or remedies under this Agreement unless the waiver is expressly made in writing and signed by a duly authorised representative of that Party.

22.11	Headings. The captions to the clauses, subclauses and paragraphs are not a part of this Agreement but are merely for convenience to assist in locating and reading this Agreement.

22.12	Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

22.13	Business Day Requirements. In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a Business Day then such notice or other action or omission shall be deemed to be required to be taken on the next occurring Business Day.

22.14	Further Assurances. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

22.15	Counterparts and Electronic Signing. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Additionally, this Agreement may be signed electronically by exchanging signed PDF versions or by using an electronic signature platform which meets the European Union requirements for valid electronic signatures (such as DocuSign®).

22.16	Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of England and Wales without giving effect to any choice of law or conflict of law provisions or rules that would cause the application of the laws of any other jurisdiction.

22.17	Interpretation. In this Agreement:

(a)	any headings in this Agreement shall not affect the interpretation of this Agreement;

(b)	unless the context otherwise requires, reference to the singular includes the plural and vice versa, any reference to a person includes a body corporate and words importing one gender include both genders;

(c)	a reference to a statute or statutory provision is (unless otherwise stated) a reference to the applicable UK or other country’s statute as it is in force for the time being, taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it, and reference to a policy, procedure or protocol of CEPI is a reference to the version of the policy, procedure or protocol from time to time in force and duly communicated to the Awardee, provided that CEPI has not received any objection to any updated policy, procedure or protocol within ten (10) Business Days of receipt of notice by Awardee. In the event that CEPI receives any objection to any updated policy, procedure or protocol within thirty (30) days of receipt of notice by Awardee, the Parties shall discuss in good faith the reasons for such objection and determine the applicability of any such updates; and

(d)	where the words “include(s)” or “including” are used in this Agreement, they are deemed to have the words “without limitation” following them, and are illustrative and shall not limit the sense of the words preceding them.

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Annex B: Team Charter

**

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Annex C: Integrated Product Development Plan

**

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Annex D: Budget

**

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Annex E: List of AMC Countries, UMICs and HICs as at the Effective Date

1. AMC Countries

The 92 Gavi COVAX AMC-eligible countries and economies (based on 2018 and 2019 World Bank GNI data) which as at the Effective Date are:

●	Low income: Afghanistan, Benin, Burkina Faso, Burundi, Central African Republic, Chad, Congo, Dem. Rep., Eritrea, Ethiopia, Gambia, The Guinea, Guinea-Bissau, Haiti, Korea, Dem. People’s Rep., Liberia, Madagascar, Malawi, Mali, Mozambique, Nepal, Niger, Rwanda, Sierra Leone, Somalia, South Sudan, Syrian Arab Republic, Tajikistan, Tanzania, Togo, Uganda, Yemen, Rep.,

●	Lower-middle income: Angola, Algeria, Bangladesh, Bhutan, Bolivia, Cabo Verde, Cambodia, Cameroon, Comoros, Congo, Rep. Côte d’Ivoire, Djibouti, Egypt, Arab Rep., El Salvador, Eswatini, Ghana, Honduras, India, Indonesia, Kenya, Kiribati, Kyrgyz Republic Lao PDR, Lesotho, Mauritania, Micronesia, Fed. Sts., Moldova, Mongolia, Morocco, Myanmar, Nicaragua, Nigeria, Pakistan, Papua New Guinea, Philippines, São Tomé and Principe, Senegal, Solomon Islands, Sri Lanka, Sudan, Timor-Leste, Tunisia, Ukraine, Uzbekistan, Vanuatu, Vietnam, West Bank and Gaza, Zambia, Zimbabwe

●	Additional IDA eligible: Dominica, Fiji, Grenada, Guyana, Kosovo, Maldives, Marshall Islands, Samoa, St. Lucia, St. Vincent and the Grenadines, Tonga, Tuvalu.

2. Upper Middle Income Countries

Those countries identified by the OECD as having upper middle income economies, as may be updated from time-to-time by the OECD. As at the Effective Date the list is set out at under the column ‘Upper Middle Income Countries’.

http://www.oecd.org/dac/financing-sustainable-development/development-finance-standards/DAC-List-of-ODA-Recipients-for-reporting-2020-flows.pdf

3. High Income Countries

Those countries identified by the Organisation for Economic Co-operation and Development (or “OECD”) as having high income economies, as may be updated from time-to-time by the OECD. As at the Effective Date the list is set out at:

http://www.oecd.org/dac/financing-sustainable-development/development-finance-standards/DAC-List-of-ODA-Recipients-for-reporting-2020-flows.pdf

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Annex F: Sub-Contractors

[To to be updated during the term of the Agreement]

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Annex G: Pre-existing Agreements

The Canada Agreement

The NRC Agreement

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